Exhibit 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242 ext. 7400	Contact: MWW Group Rich Tauberman rtauberman@mww.com (201) 507-9500

38 Corporate Circle
Albany, NY 12203

www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES RESIGNATION OF

EXECUTIVE VICE PRESIDENT OF MERCHANDISING AND MARKETING

Albany, NY, May 2, 2006 — Trans World Entertainment (Nasdaq National Market:TWMC) announced today that Fred Fox, Executive Vice President of Merchandising and Marketing, has left the company to pursue other interests. The company is undertaking a search for a replacement and expects to be able to name a new head of merchandising and marketing in the near future.

“Fred led a talented and experienced team during his tenure,” said James Litwak, President and Chief Operating Officer of Trans World Entertainment. “We look forward to further enhancing and expanding our merchandising and marketing initiatives as we move ahead with the integration of the Musicland acquisition and build our brand as the total entertainment destination.”

Trans World Entertainment is a leading specialty retailer of music, video and video game products. The Company operates over 1,100 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico. The Company operates mall stores under the f.y.e., Sam Goody and Suncoast brands and freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, Sam Goody, Spec’s and Second Spin. The Company also operates on the web at www.fye.com, www.coconuts.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

# # #